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                                                                      EXHIBIT 11

                    INTERNATIONAL FAMILY ENTERTAINMENT, INC.

                   COMPUTATIONS OF EARNINGS PER COMMON SHARE

                                                                 YEARS ENDED DECEMBER 31
                                                         ----------------------------------------
                                                            1996           1995          1994
                                                         -----------   ------------   -----------
Average number of outstanding shares of Class A Common
  Stock................................................    5,000,000      5,000,000     5,027,397
Average number of outstanding shares of Class B Common
  Stock................................................   32,822,208     35,424,475    36,792,675
Average number of outstanding shares of Class C Common
  Stock................................................    7,088,732        330,160            --
Common stock equivalents:
  Convertible Notes, if assumed conversion is
     dilutive..........................................    2,587,500             --            --
  Effect of stock options, if dilutive.................      523,887             --            --
                                                         -----------   ------------   -----------
Primary and fully diluted --
  Average common and common equivalent shares..........   48,022,327     40,754,635    41,820,072
                                                         ===========   ============   ===========

Net income.............................................  $32,125,000   $ 18,664,000   $14,792,000
  Interest on Convertible Notes, net of related tax
     effect............................................      782,000             --            --
  Dividends on Preferred Stock, if applicable..........           --             --    (2,200,000)
  Distribution -- exchange of Preferred Stock..........           --    (12,163,000)           --
                                                         -----------   ------------   -----------
Primary and fully diluted earnings available for Common
  Stock................................................  $32,907,000   $  6,501,000   $12,592,000
                                                         ===========   ============   ===========
Primary and fully diluted earnings per common share*...  $      0.69   $       0.16   $      0.30
                                                         ===========   ============   ===========
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* In 1995, the impact of the Exchange Agreement, as described in Note H of Notes to Consolidated Financial Statements, on earnings per common share was a reduction of $0.24 per common share.